EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP, INC.

RECEIVES PRELIMINARY APPROVAL TO PARTICIPATE IN

TREASURY CAPITAL PURCHASE PROGRAM

HOPKINSVILLE, Ky. (November 20, 2008) – HopFed Bancorp, Inc. (NASDAQ: HFBC) today announced that it has been selected and preliminarily approved to participate in the United States Department of Treasury Capital Purchase Program (TARP). The Company is examining the details of the program and has thirty days to make a decision on its participation in the program. HopFed Bancorp is eligible to receive a Treasury Department investment in the Company’s preferred stock of up to $18.4 million. The senior preferred stock would have a per annum dividend rate of 5.00% for the first five years and 9.00% thereafter. The Company would also issue the Treasury Department 10 year warrants for common stock equal to 15% of the Treasury’s preferred stock investment, giving the Treasury the opportunity to benefit from any increase in the Company’s stock price.

On October 20, 2008, Treasury Secretary Robert Paulson announced the voluntary program by stating: “This program is designed to attract broad participation by healthy institutions and to do so in a way that attracts private capital to them as well.” As part of the $700 billion financial stimulus plan passed last month, the government invested $125 billion through preferred stock purchases of nine large financial institutions. Another $125 billion is now being made available to regional and community banks that are deemed to be “healthy institutions” by the Treasury Department.

John E. Peck, President and Chief Executive Officer, commented, “We are pleased to have been selected to participate in this program implemented for healthy financial institutions and fully support the plan and its efforts to stabilize the credit markets and strengthen the economy. Potential participation in the Treasury Capital Purchase Program is expected to enhance the Company’s lending and investment opportunities as well as providing capital to expand into new markets and to fund strategic acquisitions.

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4155 Lafayette Road, P.O. Box 537, Hopkinsville, KY 42241

“If completed, the sale of preferred stock to the United States Treasury would increase the Tier 1 Capital Ratio of Heritage Bank from 7.25% to approximately 9.10%. The Bank’s total risk based capital ratio would increase from 10.80% to approximately 13.70%,” stated Mr. Peck.

HopFed Bancorp, Inc. is a holding company of Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has eighteen offices in western Kentucky and middle Tennessee as well as Fall & Fall Insurance of Fulton, Kentucky, Heritage Solutions of Murray, Kentucky, Hopkinsville, Kentucky, Dickson, Tennessee, and Pleasant View, Tennessee and Heritage Mortgage Services of Clarksville, Tennessee. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. For more information about Heritage Bank and HopFed Bancorp, Inc., go to our website at www.bankwithheritage.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

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4155 Lafayette Road, P.O. Box 537, Hopkinsville, KY 42241